EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Finisar Corporation for the registration of common stock, preferred stock, debt securities, and warrants to purchase any of such securities, either individually or in units, and to the incorporation by reference therein of our report dated July 8, 2009, except for Notes 1, 2, 8, 9, 12 and 28 as to which the date is October 7, 2009, with respect to the consolidated financial statements and schedule of Finisar Corporation for the year ended April 30, 2009, included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on October 7, 2009, and our report dated July 8, 2009 with respect to the effectiveness of internal control over financial reporting of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
March 15, 2010